Exhibit 99.1

ZELTIQ AESTHETICS ANNOUNCES FOURTH QUARTER

AND FULL YEAR 2012 FINANCIAL RESULTS

PROVIDES FULL YEAR 2013 GUIDANCE

•	Fourth quarter and full year 2012 revenue of $18.6 million and $76.2 million, respectively, compared to $18.8 and $68.1 million for the fourth quarter and full year 2011, respectively

•	Consumable revenue of $9.0 million or 48% of total revenue for the fourth quarter 2012 compared to $7.2 million or 38% of total revenue for the fourth quarter 2011

•

Installed 120 systems in the fourth quarter 2012, up 13% from the third quarter 2012, bringing total system installed base to 1,483 systems as of December 31, 2012, up 53% compared to 967 as of December 31, 2011

•

Cycles shipped increased 25% to 75,172 for the fourth quarter 2012, compared to 60,250 for the fourth quarter 2011, and down 3% sequentially compared to 77,500 cycles shipped for the third quarter 2012

•	$58.6 million cash & cash equivalents, short-term and long-term investments as of December 31, 2012 compared to $66.9 million as of September 30, 2012

Pleasanton, Calif., March 12, 2013 –ZELTIQ Aesthetics, Inc., (Nasdaq: ZLTQ) a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform, today announced financial results for the fourth quarter and full year ended December 31, 2012.

Mark Foley, President and Chief Executive Officer, said, “Our fourth quarter revenue of $18.6 million was up slightly from the preliminary announcement we made in early January. As part of our ongoing business and team restructuring, we implemented a number of changes in the fourth quarter designed to improve our execution and better position the Company to take advantage of the significant market opportunity ahead. This included putting in place a new and experienced management team, restructuring and realigning our sales infrastructure, and refining our sales and marketing strategy. Although these significant changes were disruptive to our business in the near term, we believe they were necessary in order to drive more consistent growth in both system sales and consumable revenue over the long term.”

Mr. Foley continued, “We have now entered 2013 poised to execute on our growth strategy. We believe that the changes to our management team in conjunction with the restructuring of our sales and marketing organizations will result in improved performance. Over the course of 2013, we plan to deliver more predictable system placements, enhanced utilization and accelerated new product development. We expect the benefits of our initiatives to ramp up as we progress through the year and anticipate that these initiatives will translate into more meaningful revenue growth rates in the second half of the year. That being said, we continue to have a strong conviction in both the significant opportunity in the non-surgical fat reduction market, as well as our unique technology. Finally, our strong cash position leaves us well capitalized for the foreseeable future and we continue to focus on improving cash generation and moving toward positive cash generation.”

Fourth Quarter Financial Review

Total net revenue for the fourth quarter 2012 was $18.6 million, consisting of $9.6 million of system revenue and $9.0 million of consumable revenue. This compares to total net revenue of $18.8 million, consisting of $11.6 million of system revenue and $7.2 million of consumable revenue for the fourth quarter 2011. Third quarter 2012 total net revenue was $17.9 million, consisting of $8.5 million of system revenue and $9.4 million of consumable revenue. Cycles shipped increased 25% to 75,172 for the fourth quarter 2012, compared to 60,250 for the fourth quarter 2011, and down 3% sequentially compared to the 77,500 cycles shipped for the third quarter 2012.

Gross profit was $12.2 million, or 66% of revenue, for the fourth quarter 2012, compared to gross profit of $12.3 million, or 66% of revenue, for the fourth quarter 2011. Third quarter 2012 gross profit was $12.0 million, or 67% of revenue.

Operating expenses for the fourth quarter 2012 were $18.7 million, compared to $17.3 million for the fourth quarter 2011 and $17.1 million for the third quarter 2012.

Net loss attributable to common stockholders for the fourth quarter 2012 was $6.5 million, compared to $5.8 million for the fourth quarter 2011 and $5.2 million for the third quarter 2012. Net loss attributable to common stockholders for the fourth quarter 2012 was $0.18 per share, compared to $0.22 per share for the fourth quarter 2011, and $0.15 per share for the third quarter 2012. Weighted average diluted shares outstanding for the fourth quarter 2012, fourth quarter 2011, and third quarter 2012 was 35.8 million, 25.8 million and 35.1 million, respectively.

Full Year Financial Review

Total net revenue for the full year 2012 was $76.2 million, consisting of $39.1 million of system revenue and $37.1 million of consumable revenue. This compares to total net revenue of $68.1 million, consisting of $46.5 million of system revenue and $21.6 million of consumable revenue for the full year 2011. Cycles shipped increased 58% to 300,692 for the full year 2012, compared to 190,314 for the full year 2011.

Gross profit was $50.7 million, or 67% of revenue, for the full year 2012, compared to gross profit of $42.0 million, or 62% of revenue, for the full year 2011.

Operating expenses for the full year 2012 were $80.7 million, compared to $50.7 million for the full year 2011.

Net loss attributable to common stockholders for the full year 2012 was $30.1 million, compared to $14.7 million for the full year 2011. Net loss attributable to common stockholders for the full year 2012 was $0.87 per share, compared to a net loss of $1.96 per share for the full year 2011. Weighted average diluted shares outstanding for the full year 2012 and full year 2011 were 34.8 million and 7.5 million, respectively.

Full Year 2013 Financial Guidance

•	Revenue growth of approximately 10%

•	Consumable revenue between 45% to 50% of total revenue

•	Gross margin of approximately 66%

•	Operating expenses between 97% to 100% of total revenue

•	Weighted average basic shares of common stock outstanding of approximately 36 million

Conference Call

ZELTIQ will hold a conference call on Tuesday, March 12, 2013, at 5:00 p.m. ET to discuss the results. The dial-in numbers are (877) 280-7291 for domestic callers and (707) 287-9361 for international callers. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.coolsculpting.com.

After the live webcast, the call will remain available on ZELTIQ’s website, www.coolsculpting.com, until ZELTIQ releases its first quarter 2013 financial results. In addition, a telephonic replay of the call will be available until the Company releases its first quarter 2013 financial results. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Please use the replay pin number 99079360.

About ZELTIQ® Aesthetics

ZELTIQ Aesthetics is a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform. The Company’s first commercial product, the CoolSculpting System, is designed to selectively reduce stubborn fat bulges that may not respond to diet or exercise. CoolSculpting is based on the scientific principle that fat cells are more sensitive to cold than the overlying skin and surrounding tissues. CoolSculpting utilizes patented technology of precisely controlled cooling to reduce the temperature of fat cells in the treated area, which is intended to cause fat cell elimination through a natural biological process known as apoptosis, without causing scar tissue or damage to the skin, nerves, or surrounding tissues. ZELTIQ developed CoolSculpting to safely, noticeably, and measurably reduce the fat layer within a treated fat bulge without requiring the patient to diet or exercise.

Forward-Looking Statements

The statements made in this press release regarding ZELTIQ’s belief regarding the benefits it expects from its new management and sales and marketing teams and initiatives, and the information under the caption “Full Year 2013 Financial Guidance,” are forward-looking statements. The words “believe,” “should,” “will,” “expect,” and “guidance” and similar words that denote future events or results identify these forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond ZELTIQ’s control and that could materially affect the company’s actual business operations and financial performance and condition. Factors that could materially affect ZELTIQ’s business operations and financial performance and condition include, but are not limited to: the recent additions to the commercial sales team may require more time than ZELTIQ expects to integrate these employees into the company; less than anticipated growth in the number of physicians electing to purchase CoolSculpting Systems; patient demand for CoolSculpting procedures may be lower than ZELTIQ expects; product or procedure announcements by competitors may decrease demand for CoolSculpting procedures; ZELTIQ may incorrectly estimate or control its future expenditures; ZELTIQ’s sales and marketing plans may fail to increase sales as ZELTIQ expects; as well as those other risks and uncertainties set forth in ZELTIQ’s Current Report on Form 10-Q for the fiscal quarter ended September 30, 2012, filed with the SEC on November 8, 2012. These forward-looking statements speak only as of the date of this press release. ZELTIQ expressly disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Investor Relations:

Patrick F. Williams

ZELTIQ, Senior Vice President and CFO

925-474-2500

Nick Laudico / Amy Glynn

The Ruth Group

646-536-7030 / 7023

nlaudico@theruthgroup.com

aglynn@theruthgroup.com

ZELTIQ Aesthetics, Inc.

Unaudited, Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues	$18,597	$18,798	$76,194	$68,144
Cost of revenues	6,411	6,469	25,506	26,101

Gross profit	12,186	12,329	50,688	42,043

Operating expenses:
Research and development	3,477	2,948	12,693	10,488
Sales and marketing	11,536	10,281	51,167	28,953
General and administrative	3,697	4,059	16,867	11,299

Total operating expenses	18,710	17,288	80,727	50,740

Loss from operations	(6,524)	(4,959)	(30,039)	(8,697)
Interest income (expense), net	25	(9)	129	(93)
Other income (expense), net	21	(353)	(92)	(765)

Loss before provision for income taxes	(6,478)	(5,321)	(30,002)	(9,555)
Provision for income taxes	37	48	141	48

Net loss	(6,515)	(5,369)	(30,143)	(9,603)
Cumulative dividends on convertible preferred stock	—	(408)	—	(5,099)

Net loss attributable to common stockholders	$(6,515)	$(5,777)	$(30,143)	$(14,702)

Net loss per share attributable to common stockholders, basic and diluted	$(0.18)	$(0.22)	$(0.87)	$(1.96)

Weighted average shares of common stock outstanding used in computing net loss attributable to common stockholders, basic and diluted	35,764,666	25,846,891	34,776,380	7,506,282

ZELTIQ Aesthetics, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$22,876	$83,908
Short-term investments	22,563	—
Accounts receivable, net	7,133	4,941
Inventory, net	10,871	4,476
Prepaid expenses and other current assets	3,600	2,385

Total current assets	67,043	95,710
Long-term investments	13,141	—
Restricted cash	469	255
Property and equipment, net	2,336	2,144
Intangible asset, net	7,181	7,882
Other assets	99	8

Total assets	$90,269	$105,999

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,976	$4,061
Accrued liabilities	11,076	6,878
Deferred revenue, net of deferred costs	1,401	375
Current portion of notes payable	—	310

Total current liabilities	17,453	11,624
Other non-current liabilities	236	72

Total liabilities	$17,689	$11,696
Total stockholders’ equity	72,580	94,303

Total liabilities and stockholders’ equity	$90,269	$105,999

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